Exhibit 10.1

March 29, 2020

Brendan Jones

BrendanSeanJones@gmail.com

Dear Brendan:

On behalf of Blink Charging Co. (the “Company”), I am pleased to offer you the position of Chief Operating Officer (“COO”). As COO you will be reporting to the Company’s Chief Executive Officer and Executive Chairman and working at the Company’s headquarters at 407 Lincoln Road, Suite 704, Miami Beach, FL 33139. Your appointment is subject to approval by the Board and your compensation package, as outlined herein, is subject to recommendation of the Compensation Committee (“Compensation Committee”) and the approval of the Board. Your Employment Start Date will be Monday April 20, 2020.

Base Salary. Your starting annual-base salary will be $29,166.66 per month ($350,000 annually), less applicable taxes, deductions, and withholdings, paid monthly and subject to annual review (“Base Salary”). You will be paid on the Company’s regularly scheduled payday. The Company’s current regularly scheduled payday is on the 15th and 30th of every month.

Signing Bonuses: As additional consideration for you joining the Company the Company shall pay you:

Cash Signing Bonus: A one-time signing bonus of $55,000 (gross) payable in a single lump sum to be dispersed within seven (7) days of your start date. If you resign prior to your one-year anniversary you agree to repay Blink the full amount of this signing bonus, and/or have the amount deducted from any monies Blink owes you. In the event your employment is terminated for anything other than misconduct or gross negligence you will not be required to repay this cash singing bonus.

Equity Signing Bonus: A onetime equity award of $70,000 worth of the Company’s common stock (the “Equity Signing Bonus”). The Equity Signing Bonus will be granted and fully vest on the one-year anniversary of your employment with the Company. If you resign or are terminated for cause within twelve months of your start date you are no longer eligible to receive the Equity Signing Bonus.

Annual Performance Cash Bonus. Upon meeting pre-determined periodic Key Performance Indicators (“KPIs”) every year, you will be eligible for an annual cash bonus of 40% of your base salary. Your KPI’s will be set by the mutual agreement of the Compensation Committee and yourself within 30 days from your Employment Start Date (the “Cash Performance Bonus”). The Failure to establish KPI’s which is not the fault of the Compensation Committee will exclude you from eligibility for the Performance Bonus. To qualify for the Cash Performance Bonus, you must meet the KPI’s.

Equity Awards. As a “C” level executive of the Company, you will be entitled to receive equity awards under the Company’s 2018 Omnibus Incentive Plan, (the “2018 Omnibus Incentive Plan”). The aggregate annual award value under the 2018 Omnibus Incentive Plan will be equal to 40% of your Base Salary, as adjusted from time to time, (the “Grant”). Twenty-Five percent (25%) of such Grant will be in the form of Restricted Common Stock (the “RCSs”) and the remaining Seventy-Five percent (75%) of such Grant will be in the form of options to purchase the Company’s common stock (the “Stock Options”). The number of Stock Options shall be calculated in accordance with the Company’s option valuation practices. The RCSs shall vest on the first anniversary of the day they were granted, the RCS grant will include a cash payment upon vesting to cover expected ordinary income tax charges and will be calculated at the highest individual personal income tax rate (“Gross Up”). The Stock Options shall vest in equal one-third (1/3) increments on each anniversary of the day they were granted. All Equity Awards shall be granted to you, provided that: (1) at the end of each applicable vesting date, you are still employed by the Company; and (2) provided that you satisfy the KPIs and the other performance criteria established by the 2018 Omnibus Incentive Plan. All Stock Options that will be granted to you shall expire 5 years following their vesting.

Benefits. At no cost to you, you and your family will participate in the Company’s current medical, dental, vision, short term disability, long term disability, life, and accident benefit programs. Beginning on your start date you are eligible for a monthly car and auto insurance allowance not to exceed $1,000 month. It is preferred that the vehicle selected is an Electric Vehicle, but it is understood that timing and availability may prohibit this option.

Business Expense Reimbursement. Upon presentation of appropriate documentation in accordance with the Company’s expense reimbursement policies, the Company will reimburse you for the reasonable business expenses you incur in connection with your employment.

Paid Time Off. You will accrue Paid Time Off, which you will be allowed to use for absences due to illness, vacation, or personal need, at a rate of 240 hours, or twenty (30) days (based upon an eight-hour workday), per year. Additionally, you will have two (2) floating holidays which you will be able to use anytime during the year.

Relocation Assistance. The company will pay the cost of your relocation from Virginia to Florida, up to $35,000.

Term and Termination. The initial term shall be two (2) years commencing on you Employment Start Date (the “Term”). On the second anniversary, your employment will be renewed automatically for an additional one-year term, unless the Company, at its sole discretion, provides you with a notice of non-renewal at least 30 days prior to the end of the Term.

Termination by the Company for Cause. You may be terminated by the Company immediately and without notice for “Cause.” “Cause” shall mean: (i) your willful material misconduct; or (ii) your willful failure to materially perform your responsibilities to the Company. “Cause” shall be determined by the Company after conducting a meeting where you can be heard on the topic.

Termination Without Cause: The Company may terminate your employment without Cause not earlier than 3 months following your Employment Start Date. Upon Termination Without Cause the Company will (i) continue payment of your Base Salary for additional number of months equal to the number of months of your actual employment prior to the termination, capped at 12 months maximum payment. Additionally, the Company will subsidize your COBRA rate for six months after the official date of termination. You will only be responsible to pay your active employee rate for the benefits. In all other types of terminations or resignation on your part, all further vesting of your outstanding equity awards or bonuses, as well as all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned). The foregoing is your sole entitlement to severance payments and benefits in connection with the termination of your employment.

Death and Disability. In the event of your death during the Term, your employment shall terminate immediately. If, during the Term you shall suffer a “Disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, the Company may terminate your employment. In the event your employment is terminated due to death or Disability, you (or your estate in case of death) shall be eligible to receive the separation benefits (in lieu of any severance payments): all unpaid Base Salary amounts, and all outstanding and fully vested stock options and other equity awards.

Proprietary Agreement and No Conflict with Prior Agreements. As an employee of the Company, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products, and services of the Company and its clients. Similarly, you may have confidential or proprietary information from prior employers that must not be used or disclosed to anyone at the Company. Therefore, you will be required to read, complete, and sign the Company’s standard Employee Confidentiality and Assignment of Inventions Agreement (“Proprietary Agreement”) and the Proprietary Information Obligations Checklist and return it to the Company on or prior to your Employment Start Date. In addition, the Company requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this offer letter, you represent that your employment with the Company shall not breach any agreement you have with any third party.

Obligations. During your employment, you shall devote your full business efforts and time to the Company. However, this obligation shall not preclude you from engaging in appropriate civic, charitable or religious activities, or, with the consent of the Board, from serving on the boards of directors of companies that are not competitors to the Company, as long as these activities do not materially interfere or conflict with your responsibilities to, or your ability to perform your duties of employment at, the Company. Any outside activities must be in compliance with and if required, approved by the Company’s Corporate Governance Guidelines.

Non-competition. In addition to the obligations specified in the Proprietary Agreement, you agree that during your employment with the Company you will not engage in, or have any direct or indirect interest in, any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of the Company, including, without limitation, planning, developing, installing, marketing, selling, leasing, and providing services relating to electric vehicle charging stations.

Company Policy Documents. As part of your onboarding process, you will be provided copies of the Company’s handbook which shall be considered the terms and conditions of your employment, including the Confidentiality, Non-Disclosure, and IP Ownership Agreement (“Company Documents”) all of which must be returned to the Company with signed consents and acknowledgments on or before your Employment Start Date.

This offer of employment is conditioned upon the following: (i) your execution of this offer letter; you’re your execution of the Company Documents’ acknowledgment forms; and (iii) you taking and passing a Company administered drug and background checks prior to commencement of your employment.

Background Check. You represent that all information provided to the Company or its agents with regard to your background is true and correct.

We look forward to you joining the Company. Please indicate your acceptance of this offer by signing below and returning an executed copy of this offer to me at your earliest convenience.

Sincerely,

/s/ Michael D. Farkas
Michael D. Farkas,
Chief Executive Officer
Date: April 17, 2020

I accept this offer of employment with Blink Charging, Co. and agree to the terms and conditions outlined in this letter.

/s/ Brendan Jones	March 31, 2020
Brendan Jones	Date

Employment Start Date

Appendix A

KPI List